EXHIBIT 99.1

Heritage Oaks Bancorp Reports Q3 2010 Financial Results

PASO ROBLES, Calif., Nov. 9, 2010 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company"), (Nasdaq:HEOP), the parent company of Heritage Oaks Bank (the "Bank"), today reported a net loss of $10.9 million compared to net losses of $5.8 million for the second quarter of 2010 and $5.2 million in the third quarter of 2009. For the first nine months of 2010, the Company reported a net loss of $18.1 million compared to a net loss of $3.6 million for the same period in 2009. The net loss for the third quarter of 2010 was primarily attributable to a non-cash $10.5 million charge related to a valuation allowance the Company recorded for a portion of its deferred tax assets, and $4.4 million in provisions for loan losses, which coincide with $5.0 million in net charge-offs recorded during the quarter. Charge-offs during the third quarter of 2010 can be attributed in large part to the work-through of several large problem loans, as the Company made additional progress in reducing its level of total non-performing assets.

The net loss applicable to common shareholders was $11.3 million or $0.45 per diluted common share and $9.6 million or $0.86 per diluted common share for the quarters ended September 30, 2010 and June 30, 2010, respectively. For the third quarter of 2009, the Company reported a net loss applicable to common shareholders of $5.6 million or $0.73 per diluted common share. For the first nine months of 2010, the net loss applicable to common shareholders was $22.6 million or $1.54 per diluted common share. This compares to a net loss applicable to common shareholders of $4.2 million or $0.56 per diluted common share reported for the first nine months of 2009. Net income (loss) applicable to common shareholders is determined by subtracting dividends accrued and discount accretion on preferred stock from net income (loss).

"While our operating results for the third quarter and first nine months of 2010 were disappointing, reflecting higher loan loss provisions and a non-cash charge related to our deferred tax assets, we are pleased to report that the level of non-performing assets has declined over the last two quarters. At September 30, 2010 non-performing assets totaled $35.9 million, representing a $4.2 million decline from that reported at the end of the second quarter, and a $13.9 million decline from that reported at the end of the first quarter," said Mr. Ward, Chief Executive Officer. Mr. Ward continued, "The Company has also seen a positive trend in the level of 30-89 day past due credits, which as of September 30, 2010 were approximately $0.8 million, the lowest level we have seen in the past three years."

Mr. Ward added, "In the first nine months of 2010 the Company took significant strides in reducing its level of non-performing and classified assets, which in conjunction with the continued weakness in the California economy has resulted in additional provisions for loan losses and write-downs. These and other factors considered in our regular assessment of the ability to realize our deferred tax assets led the Company to conclude that a valuation allowance of approximately $10.5 million against a portion of our deferred tax assets was necessary. Although the valuation allowance had a significant impact on our operating results, our regulatory capital remains strong."

"Net interest income continues to remain relatively strong, despite interest reversals related to non-accruing credits and pay-downs within certain segments of the loan portfolio. Additionally, during the third quarter we took steps to further reduce our funding costs in an effort to augment the net interest margin," Mr. Ward concluded.

Third Quarter Financial Highlights Include:

  CAPITAL – the Company's Tier 1 Leverage Ratio and Total Risk-Based Capital Ratio were 11.48% and 16.68%, respectively, as of September 30, 2010, compared to 11.82% and 16.58%, respectively as of June 30, 2010, and 9.30% and 11.78%, respectively, at September 30, 2009.
  DEPOSITS – total deposits declined approximately $0.2 million in the third quarter of 2010. Year-to-date, total deposits increased $20.2 million.
  LOANS – total gross loans declined approximately $23.3 million or 3.3% during the third quarter of 2010. The decline in gross loans can be attributed to principal repayments, charge-offs of specific impaired loans and the transfer of impaired loans to other real estate owned ("OREO"). Year-to-date, total gross loans declined approximately $54.8 million or 7.5%.  On a year over year basis total gross loans declined by approximately $36.0 million or 5.1%.
  ALLOWANCE FOR LOAN LOSSES – was approximately $21.6 million, representing 3.20% of total gross loans, compared to $22.1 million, representing 3.17% of total gross loans at June 30, 2010, and compared to $15.9 million, representing 2.24% of total gross loans at September 30, 2009.
  NON-PERFORMING ASSETS – totaled approximately $35.9 million at September 30, 2010, a decline of approximately $4.2 million or 10.4% as compared to June 30, 2010, and a decline of approximately $6.6 million or 15.5% from that reported at September 30, 2009. The ratio of non-performing assets to total assets was 3.62%, 3.96%, and 4.58% at September 30, 2010, June 30, 2010, and September 30, 2009, respectively.

  REVENUES – consisting of total interest and non-interest income, were approximately $15.2 million for the third quarter of 2010. This represents a decline of approximately $1.6 million or 9.4% from that reported for the second quarter of 2010. The quarter over quarter decline can be attributed in large part to the absence of a $1.7 million pre-tax gain on the extinguishment of debt the Company realized in the second quarter, as more fully disclosed below.   Year over year, total revenues increased approximately $1.8 million or 13.1%.

  NET INTEREST MARGIN – was 4.56% for the third quarter of 2010, a decline of 13 basis points from the second quarter of 2010, and an increase of 22 basis points from that reported in the same period ended a year earlier.

  DEFERRED TAX ASSETS – during the third quarter of 2010, the company recorded a valuation allowance of approximately $10.5 million for a portion of its deferred tax assets.

Capital Position

As of September 30, 2010, the Company's Tier 1 Capital and Total Risk-Based Capital totaled approximately $113.9 million and $123.3 million, respectively. The Tier 1 Leverage Ratio was 11.48%, while the Tier 1 Risk-Based Capital Ratio was 15.41%, and the Total Risk-Based Capital Ratio was 16.68% at September 30, 2010.

The Bank's Tier 1 Leverage Ratio was 10.95% and Total Risk-Based Capital Ratio was 15.91% at September 30, 2010, and are in compliance with the minimum Tier One Leverage Ratio of 10.0%, and Total Risk Based Capital Ratio of 11.5% set forth by the March 4, 2010 FDIC and DFI Consent Order.

Shareholders' equity was approximately $122.6 million at September 30, 2010, compared to $133.4 million at June 30, 2010, and $87.8 million at September 30, 2009. Book value per common share was $3.91 at September 30, 2010, compared to $4.34 at June 30, 2010, and $8.61 per share reported at September 30, 2009.

Liquidity

The liquidity ratio was 31.89% at September 30, 2010, compared to 30.83% at June 30, 2010, and 19.65% at September 30, 2009. At September 30, 2010, the Bank had remaining borrowing capacity with the Federal Home Loan Bank ("FHLB") of approximately $74.1 million. The Bank also has the ability to purchase Fed Funds under a correspondent bank line of credit in the aggregate amount of $15.0 million as of September 30, 2010. The Bank has also established a collateralized borrowing facility with the Federal Reserve Bank ("FRB") which had approximately $16.5 million in availability as of September 30, 2010.  In addition, only $5.2 million (fair market value) of the Company's $202.2 million investment portfolio is pledged for the purpose of securing public deposits, thereby leaving a significant portion of the securities portfolio available as on-balance sheet liquidity.

Balance Sheet

Total assets as of September 30, 2010 were approximately $990.5 million or approximately $20.0 million less than that reported at June 30, 2010. The decline was driven by a decline in net loan balances, resulting from continued weakness in the level of new loan originations, and the continued impact of normal principal repayments, charge-offs of specific impaired loans and the transfer of impaired loans to OREO. Additionally, during the third quarter, the Company paid down $10.0 million in relatively higher cost FHLB borrowings, thereby reducing the level of overnight interest-bearing due from balances on a linked quarter basis. Offsetting the declines in net loans and interest-bearing due from balances was an increase in available for sale investment securities. Additionally, higher mortgage origination activity during the third quarter contributed to an increase in the balance of loans held for sale. OREO balances increased approximately $4.1 million during the quarter, as the Company continued moving towards the resolution of certain problem credits.  Total assets as of September 30, 2010 increased approximately $45.3 million and $63.7 million as compared to that reported at December 31 and September 30, 2009, respectively. Year to date and year over year increases in total assets can be attributed in large part to the funds the Company received from its March 2010 private placement in conjunction with growth in total deposits, which have been primarily invested in the Company's securities portfolio.

Total deposits as of September 30, 2010 were approximately $795.6 million, representing a $0.2 million decline when compared to that reported at June 30, 2010, and a $42.1 million increase as compared to that reported at September 30, 2009. Year-to-date, total deposits increased approximately $20.2 million.

Total core deposits (defined as non-interest bearing DDA, NOW, savings, money market, and CD's less than $100,000) totaled approximately $676.3 million as of September 30, 2010, and declined by $2.0 million or 0.3% when compared to June 30, 2010, and increased $50.0 million or 8.0%, when compared to September 30, 2009. Year-to-date, core deposit balances increased $24.5 million or 3.8%. As of September 30, 2010, core deposits comprised 85.0% of total deposit balances compared to 85.2% of total deposit balances at June 30, 2010, and 83.1% of total deposit balances as of September 30, 2009.

Total demand deposits as of September 30, 2010 were approximately $176.4 million, representing a decline of $6.4 million as compared to that reported for June 30, 2010, and a $5.3 million decline as compared to September 30, 2009.  The linked quarter decline in demand deposits can be attributed in part to the winding down of balances the Bank deemed to be volatile. At September 30, 2010, the aggregate balance of demand deposits the Bank considers to be volatile was approximately $0.9 million or $10.0 million and $27.6 million lower than that reported at June 30, 2010 and September 30, 2009, respectively. Year-to-date, volatile demand deposits declined approximately $17.1 million.

FHLB borrowings totaled $55.0 million as of September 30, 2010, down $10.0 million from the prior quarter and from the amount reported at December 31 and September 30, 2009. The cost of borrowings from the FHLB averaged 0.73% for the quarter, representing an increase of 11 basis points from that reported for the prior quarter, and an increase of 10 basis points from that reported for the third quarter of 2009.

Total gross loans at September 30, 2010 were approximately $673.9 million, decreasing by $23.3 million on a linked quarter basis, and $36.0 million when compared to the balance reported at September 30, 2009. The Company continues to adhere to highly prudent underwriting standards, thereby limiting the amount of potential new loan origination opportunities.  Therefore, new loan originations have not replaced the reduction of gross loans driven by normal principal repayments, and the activity related to non-performing loans during the first nine months of 2010. During the third quarter of 2010 reductions of the loan portfolio directly related to non-performing loans consisting of approximately $6.0 million in principal repayments; transfers of approximately $7.1 million to foreclosed collateral; and charge-offs of approximately $5.1 million. Year to date activity related to problem loans through September 30, 2010 consisted of principal repayments, transfers to foreclosed collateral, and charge-offs of $15.7 million, $12.1 million, and $20.3 million, respectively.

The securities portfolio increased approximately $9.3 million or 4.8% during the third quarter to $202.2 million as of September 30, 2010 from the total reported at June 30, 2010. On a year over year basis, the securities portfolio increased approximately $99.3 million or 96.6% from the total reported at September 30, 2009. Year-to-date, the securities portfolio increased approximately $81.0 million or 66.9%. In the absence of new loan originations and in conjunction with achieving an acceptable yield on earning assets, the Company continues to invest what it deems to be appropriate levels of excess liquidity in relatively short-term, agency backed, cash flow generating instruments.

Net Interest Margin

The net interest margin was 4.56% for the third quarter of 2010, as compared to 4.69% reported for the second quarter of 2010.  For the third quarter of 2009, the net interest margin was 4.34%. Year-to-date, the net interest margin was 4.56%, compared to the 4.75% reported for the same nine month period ended in 2009. During the third quarter of 2010 the net interest margin was impacted by the continued negative shift in the Company's asset mix resulting from further contraction in the loan portfolio and the replacement of higher yielding loans with lower yielding securities. As previously mentioned, the current economic environment has made it challenging to attract and fund higher quality credits, which continues to result in contraction of the loan portfolio. This situation places downward pressure on earning asset yields and ultimately results in margin compression. Interest reversals and forgone interest related to problem loans has also negatively impacted asset yields and the net interest margin. During the third quarter of 2010, interest reversals related to loans the Company placed on non-accrual totaled approximately $88 thousand. Year-to-date, interest reversals totaled approximately $465 thousand. Interest reversals during the third quarter and first nine months of 2010 negatively impacted the net interest margin by 4 and 7 basis points, respectively.

The net interest margin has also been impacted by forgone interest related to impaired loans. Forgone interest, which is the interest income lost prospectively after a loan is transferred to non-accrual status, including that which was initially reversed from earnings, was approximately $650 thousand for the third quarter of 2010 and approximately $2.4 million for the first nine months of 2010. Forgone interest negatively impacted the net interest margin by 28 and 34 basis points for the third quarter and the first nine months of 2010, respectively.

For the third quarter of 2010, the Company's cost of funds was 0.86%, down 8 basis points on a linked quarter basis, and down 42 basis points from that reported for the same period ended a year earlier. Funding costs declined in the third quarter due in large part to the re-pricing of floating rate deposit balances in conjunction with the maturity of higher cost time deposits. For the first nine months of 2010 the Company's cost of funds was 0.99%, which represents a decline of 28 basis points from that reported for the same period ended a year earlier. The year over year decline in the cost of funds for the first nine months of 2010 can be attributed to deposit re-pricings, a decline in the cost of wholesale funding, as well as Management's focus on gathering and retaining core deposit relationships.

Non-Interest Income

Non-interest income totaled approximately $2.5 million for the three month period ended September 30, 2010, representing a decline of approximately $1.1 million when compared to the second quarter of 2010. The primary driver behind the linked quarter decline is the absence of a $1.7 million pre-tax gain the Company realized in the second quarter related to the extinguishment of $5.0 million in junior subordinated debentures associated with Heritage Oaks Capital Trust III at a price of 66% of the face amount of the debentures. Offsetting the impact of this second quarter event was the realized gain on sale of several investment securities during the third quarter, totaling approximately $0.8 million. Increased mortgage origination income, resulting from a rise in mortgage refinancing activity during the third quarter, also augmented third quarter non-interest income. Non-interest income was however, negatively impacted by an approximate $0.1 million OTTI write-down that the Company incurred during the third quarter on one whole loan CMO security. With the assistance of an independent third party, the Company performed an analysis on selected whole loan CMOs within the investment portfolio during the third quarter as it has done on a quarterly basis since 2009. The result of that analysis indicated there was additional OTTI on this particular security, and accordingly, the Company recorded additional impairment through net income. The Company will continue to perform regular analyses of these securities and, when necessary, will record additional OTTI based on those analyses.

For the first nine months of 2010, non-interest income totaled $7.7 million, compared to $4.8 million reported for the same period ended in 2009. The variance in non-interest income for the first nine months of 2010 as compared to the same period ended a year earlier can be attributed in large part to the second quarter $1.7 million pre-tax gain on extinguishment of junior subordinated debentures and third quarter $0.8 million of realized gain on sale of securities previously mentioned.

Non-Interest Expense

Non-interest expense for the third quarter of 2010 totaled approximately $9.9 million, representing an increase of approximately $1.0 million on a linked quarter basis. The primary driver of this linked-quarter increase was due to the write-down to estimated fair market value of several OREO properties by approximately $0.7 million. Higher linked quarter salaries and benefits costs are attributable to the expansion of the Bank's management team and special assets department as well as to adjustments to accrued compensation balances which resulted from enhancements made to the Company's reporting mechanisms, and to policy changes, which impacted those balances. These one-time adjustments account for the majority of the $0.4 million linked quarter increase within this category.

Slightly offsetting the increases in non-interest expenses mentioned above, was a $0.2 million linked quarter decline in data processing costs. The decline within this category is attributed to the realization of costs savings, stemming from the renegotiation of the Company's contract with its core processor vendor.

For the first nine months of 2010, non-interest expenses increased approximately $1.9 million when compared to that reported for the same period ended in 2009.  This increase is attributable to higher salaries and benefits costs, and an increase in premiums paid for group health insurance.  The increase in salaries costs resulted from the expansion of the Bank's executive management team and additional staff added to the special assets department.  The increase associated with group health insurance, which increased by 25.6% year over year, can be attributed to the continued rise in health premiums which the Company has experienced over the past several years.

The efficiency ratio was 77.90% for the third quarter of 2010, compared to 68.86% in the previous quarter, and 95.12% in the third quarter of 2009. The efficiency ratio was negatively impacted on a linked quarter basis, primarily due to an increase in non-interest expenses, as outlined above. Year over year, the efficiency ratio decreased from 77.02% for the nine months ending September 30, 2009 to 74.45% for the nine months ended September 30, 2010 and was positively impacted due to an increase in net interest income during 2010. The efficiency ratio measures operating expenses as a percent of total net revenues and excludes gains and losses included in non-interest income.

Provision for Income Taxes

During the third quarter of 2010 the Company recorded a $10.5 million valuation allowance related to a portion of its deferred tax assets. Based on the results of its regular assessment of the ability to realize its deferred tax assets, the Company concluded that, based on all available evidence, both positive and negative, that approximately $10.5 million of its deferred tax assets did not meet the "more likely than not" threshold for realization as of September 30, 2010.

The Company will analyze its deferred tax assets, including those for which a valuation allowance has been established, quarterly, for changes affecting the ability to realize those assets and as such the valuation allowance may be adjusted in future periods.  The Company will analyze changes in near-term market conditions and consider both positive and negative evidence as well as other factors which may impact future operating results in making any decision to adjust the valuation allowance in future periods.

Asset Quality

Non-accruing loans totaled approximately $26.8 million as of September 30, 2010, a decline of approximately $8.3 million or 23.6% from that reported at June 30, 2010. The quarterly decline can be attributed to several factors, including:  a) the charge-off of $5.1 million of loan balances; b) principal repayments of $6.0 million; c) the transfer of $7.1 million (estimated fair value) of non-accruing loans to foreclosed collateral, and by d) the transfer of $10.0 million in new loans to non-accrual status. During the third quarter, the Company was able to work through several large problem credits, which contributed to the majority of the activity within non-accruing loan balances on a linked quarter basis.

Net charge-offs for the third quarter of 2010 totaled approximately $5.0 million or 0.71% of average loans, or 2.82% on an annualized basis. Year-to-date, net charge-offs totaled approximately $18.5 million or 2.58% of average loans, or 3.45% on an annualized basis.

Classified loans, including non-performing loans, totaled approximately $60.2 million as of September 30, 2010, representing a decline of $6.2 million when compared to that reported at June 30, 2010. The amount of classified loans as of September 30, 2010 is the lowest quarter-end balance reported of the past five consecutive quarters.

Loans past due 30-89 days were approximately $0.8 million at September 30, 2010, a decline of approximately $0.4 million from that reported at June 30, 2010, and $5.6 million lower than that reported at December 31, 2009.

The following tables reconcile the linked quarter and year to date changes in the balance of non-accruing loans:

	Balance	Additions to		Transfers	Returns to		Balance
	June 30,	Non-Accruing	Net	to Foreclosed	Performing		September 30,
(dollars in thousands)	2010	Balances	Paydowns	Collateral	Status	Charge-offs	2010
Real Estate Secured
Multi-family residential	$ --	$ --	$ --	$ --	$ --	$ --	$ --
Residential 1 to 4 family	1,310	293	(303)	(235)	--	(317)	748
Home equity line of credit	320	--	--	--	--	--	320
Commercial	14,160	5,986	(1,015)	(5,356)	--	(530)	13,245
Farmland	2,936	--	(224)	--	--	--	2,712
Commercial
Commercial and industrial	4,610	2,095	(483)	--	--	(2,528)	3,694
Agriculture	706	335	(266)	--	--	(44)	731
Other	--	--	--	--	--	--	--
Construction
Single family residential	721	--	(610)	--	--	(22)	89
Single family residential - Spec.	1,250	--	--	--	--	--	1,250
Tract	--	--	--	--	--	--	--
Multi-family	483	--	(4)	--	--	--	479
Hospitality	--	--	--	--	--	--	--
Commercial	--	980	--	--	--	--	980
Land	8,284	272	(3,139)	(1,500)	--	(1,673)	2,244
Installment loans to individuals	286	26	(3)	--	--	(25)	284
All other loans	--	--	--	--	--	--	--

Totals	$ 35,066	$ 9,987	$ (6,047)	$ (7,091)	$ --	$ (5,139)	$ 26,776
	Balance	Additions to		Transfers	Returns to		Balance
	December 31,	Non-Accruing	Net	to Foreclosed	Performing		September 30,
(dollars in thousands)	2009	Balances	Paydowns	Collateral	Status	Charge-offs	2010
Real Estate Secured
Multi-family residential	$ --	$ --	$ --	$ --	$ --	$ --	$ --
Residential 1 to 4 family	1,147	751	(314)	(235)	--	(601)	748
Home equity line of credit	320	--	--	--	--	--	320
Commercial	11,035	17,792	(3,570)	(5,590)	(3,305)	(3,117)	13,245
Farmland	--	3,810	(286)	(577)	--	(235)	2,712
Commercial
Commercial and industrial	8,429	8,115	(1,072)	(50)	(381)	(11,347)	3,694
Agriculture	3,172	1,160	(2,348)	--	--	(1,253)	731
Other	--	--	--	--	--	--	--
Construction
Single family residential	940	--	(610)	--	--	(241)	89
Single family residential - Spec.	683	1,250	--	(538)	--	(145)	1,250
Tract	2,215	--	(1,646)	(363)	--	(206)	--
Multi-family	--	900	(4)	--	--	(417)	479
Hospitality	--	--	--	--	--	--	--
Commercial	--	980	--	--	--	--	980
Land	10,182	5,221	(5,800)	(4,726)	--	(2,633)	2,244
Installment loans to individuals	47	413	(8)	(35)	--	(133)	284
All other loans	--	--	--	--	--	--	--

Totals	$ 38,170	$ 40,392	$ (15,658)	$ (12,114)	$ (3,686)	$ (20,328)	$ 26,776

The following tables reconcile the linked quarter and year to date changes in the balance of OREO:

	Balance				Balance
	June 30,				September 30,
(dollars in thousands)	2010	Additions	Disposals	Writedowns	2010
Real Estate Secured
Multi-family residential	$ --	$ --	$ --	$ --	$ --
Residential 1 to 4 family	--	235	--	(3)	232
Home equity line of credit	--	--	--	--	--
Commercial	362	5,356	(362)	(151)	5,205
Farmland	--	--	--	--	--
Commercial
Commercial and industrial	50	--	--	--	50
Agriculture	--	--	--	--	--
Other	--	--	--	--	--
Construction
Single family residential	--	--	--	--	--
Single family residential - Spec.	538	--	--	(41)	497
Tract	363	--	--	(69)	294
Multi-family	--	--	--	--	--
Hospitality	--	--	--	--	--
Commercial	--	--	--	--	--
Land	3,640	1,500	(2,001)	(386)	2,753
Installment loans to individuals	--	--	--	--	--
All other loans	--	--	--	--	--

Totals	$ 4,953	$ 7,091	$ (2,363)	$ (650)	$ 9,031
	Balance				Balance
	December 31,				September 30,
(dollars in thousands)	2009	Additions	Disposals	Writedowns	2010
Real Estate Secured
Multi-family residential	$ --	$ --	$ --	$ --	$ --
Residential 1 to 4 family	367	235	(198)	(172)	232
Home equity line of credit	--	--	--	--	--
Commercial	165	5,590	(363)	(187)	5,205
Farmland	--	577	(577)	--	--
Commercial
Commercial and industrial	--	50	--	--	50
Agriculture	--	--	--	--	--
Other	--	--	--	--	--
Construction
Single family residential	--	--	--	--	--
Single family residential - Spec.	--	538	--	(41)	497
Tract	--	363	--	(69)	294
Multi-family	--	--	--	--	--
Hospitality	--	--	--	--	--
Commercial	--	--	--	--	--
Land	414	4,726	(2,001)	(386)	2,753
Installment loans to individuals	--	--	--	--	--
All other loans	--	--	--	--	--

Totals	$ 946	$ 12,079	$ (3,139)	$ (855)	$ 9,031

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, the effects on our operations of the enforcement actions we are subject to, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(unaudited)	(unaudited)	(audited)	(unaudited)	Percentage Change Vs.
(dollar amounts in thousands)	9/30/2010	6/30/2010	12/31/2009	9/30/2009	6/30/2010	12/31/2009	9/30/2009
Assets
Cash and due from banks	$ 16,681	$ 17,849	$ 19,342	$ 18,155	-6.5%	-13.8%	-8.1%
Interest bearing due from banks	34,936	38,682	17,046	--	-9.7%	105.0%	100.0%
Federal funds sold	5,500	5,500	4,350	45,740	0.0%	26.4%	-88.0%
Total cash and cash equivalents	57,117	62,031	40,738	63,895	-7.9%	40.2%	-10.6%

Interest bearing deposits with other banks	119	119	119	119	0.0%	0.0%	0.0%
Securities available for sale	202,218	192,904	121,180	102,871	4.8%	66.9%	96.6%
Federal Home Loan Bank stock, at cost	5,395	5,611	5,828	5,828	-3.8%	-7.4%	-7.4%
Loans held for sale	12,374	9,429	9,487	7,778	31.2%	30.4%	59.1%
Loans, net (1)	650,706	673,344	712,482	692,359	-3.4%	-8.7%	-6.0%
Property, premises and equipment	6,216	6,410	6,779	6,984	-3.0%	-8.3%	-11.0%
Deferred tax assets	11,420	19,174	10,553	12,379	-40.4%	8.2%	-7.7%
Bank owned life insurance	12,937	12,811	12,549	11,432	1.0%	3.1%	13.2%
Goodwill	11,049	11,049	11,049	11,049	0.0%	0.0%	0.0%
Core deposit intangible	2,256	2,385	2,642	2,904	-5.4%	-14.6%	-22.3%
Other real estate owned	9,031	4,953	946	2,607	82.3%	854.7%	246.4%
Other assets	9,708	10,302	10,825	6,600	-5.8%	-10.3%	47.1%
Total assets	$ 990,546	$ 1,010,522	$ 945,177	$ 926,805	-2.0%	4.8%	6.9%

Liabilities
Deposits
Non interest bearing demand	$ 176,419	$ 182,846	$ 174,635	$ 181,670	-3.5%	1.0%	-2.9%
Savings, NOW, and money market	384,080	380,257	365,602	329,186	1.0%	5.1%	16.7%
Time deposits of $100K or more	118,443	116,372	117,420	125,230	1.8%	0.9%	-5.4%
Time deposits under $100K	116,682	116,358	117,808	117,443	0.3%	-1.0%	-0.6%
Total deposits	795,624	795,833	775,465	753,529	0.0%	2.6%	5.6%
Short term FHLB borrowing	55,000	65,000	65,000	65,000	-15.4%	-15.4%	-15.4%
Junior subordinated debentures	8,248	8,248	13,403	13,403	0.0%	-38.5%	-38.5%
Other liabilities	9,124	8,091	7,558	7,087	12.8%	20.7%	28.7%
Total liabilities	867,996	877,172	861,426	839,019	-1.0%	0.8%	3.5%

Stockholders' equity
Series A senior preferred stock, $1,000 per share
stated value, 21,000 shares issued and outstanding	19,701	19,610	19,431	19,341	0.5%	1.4%	1.9%
Series C preferred stock, $3.25 per share
stated value, 1,189,538 shares issued and outstanding	3,604	3,608	--	--	-0.1%	100.0%	100.0%
Common stock, no par value; 100,000,000 shares authorized; issued and outstanding: 25,082,344; 25,062,682; 7,771,952; 7,760,505 as of
September 30, 2010; June 30, 2010; December 31, 2009; and
September 30, 2009 respectively.	101,140	101,197	48,747	48,695	-0.1%	107.5%	107.7%
Additional paid in capital	6,880	6,886	3,242	3,172	-0.1%	112.2%	116.9%
Retained (deficit) / earnings	(9,187)	2,073	13,407	17,174	-543.2%	-168.5%	-153.5%
Accumulated other comprehensive income / (loss)	412	(24)	(1,076)	(596)	1816.7%	138.3%	169.1%
Total stockholders' equity	122,550	133,350	83,751	87,786	-8.1%	46.3%	39.6%
Total liabilities and stockholders' equity	$ 990,546	$ 1,010,522	$ 945,177	$ 926,805	-2.0%	4.8%	6.9%

(1) Loans are net of deferred loan fees of $1,605; $1,698; $1,825; $1,635 and allowance for loan losses of $21,571; $22,134; $14,372; $15,873 for September 30, 2010, June 30, 2010, December 31, 2009, and September 30, 2009 respectively.
Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)
	For the Three Months Ended,			Percentage Change Vs.
(dollar amounts in thousands except per share data)	9/30/2010	6/30/2010	9/30/2009	6/30/2010	9/30/2009
Interest Income
Interest and fees on loans	$ 10,908	$ 11,429	$ 10,703	-4.6%	1.9%
Interest on investment securities
Mortgage backed securities	1,442	1,425	871	1.2%	65.6%
Obligations of state and political subdivisions	329	287	247	14.6%	33.2%
Interest on time deposits with other banks	--	1	1	-100.0%	-100.0%
Interest on due from Federal Reserve Bank	20	24	--	-16.7%	100.0%
Interest on federal funds sold	1	1	21	0.0%	-95.2%
Interest on other securities	6	9	17	-33.3%	-64.7%
Total interest income	12,706	13,176	11,860	-3.6%	7.1%
Interest Expense
Interest on savings, NOW and money market deposits	705	802	984	-12.1%	-28.4%
Interest on time deposits in denominations of $100K or more	502	519	695	-3.3%	-27.8%
Interest on time deposits under $100K	494	577	675	-14.4%	-26.8%
Other borrowings	163	138	241	18.1%	-32.4%
Total interest expense	1,864	2,036	2,595	-8.4%	-28.2%
Net interest income before provision for loan losses	10,842	11,140	9,265	-2.7%	17.0%
Provision for loan losses	4,400	16,100	9,756	-72.7%	-54.9%
Net interest income / (loss) after provision for loan losses	6,442	(4,960)	(491)	229.9%	1412.0%
Non Interest Income
Service charges on deposit accounts	581	614	750	-5.4%	-22.5%
ATM/Debit and credit card transaction/interchange fees	333	323	253	3.1%	31.6%
Bancard	53	48	48	10.4%	10.4%
Mortgage origination fees	631	461	245	36.9%	157.6%
Earnings on bank owned life insurance	143	143	124	0.0%	15.3%
Other commissions and fees	93	92	92	1.1%	1.1%
Other than temporary impairment losses on investment securities
Total impairment loss on investment securities	(650)	--	--	-100.0%	-100.0%
Non credit related losses recognized in other comprehensive income	544	--	--	100.0%	100.0%
Net impairment losses on investment securities	(106)	--	--	-100.0%	-100.0%
Gain on extinguishment of debt	--	1,700	--	-100.0%	0.0%
Gain / (loss) on sale of investment securities	807	(97)	211	932.0%	282.5%
Gain / (loss) on sale of OREO property	(28)	62	(200)	-145.2%	86.0%
Gain on sale of furniture fixtures and equipment	--	58	--	-100.0%	0.0%
Gain on sale of SBA loans	--	209	70	-100.0%	-100.0%
Total non interest income	2,507	3,613	1,593	-30.6%	57.4%
Non Interest Expense
Salaries and employee benefits	4,799	4,351	3,969	10.3%	20.9%
Occupancy	966	941	843	2.7%	14.6%
Equipment	433	370	365	17.0%	18.6%
Promotional	173	173	191	0.0%	-9.4%
Data processing	497	680	687	-26.9%	-27.7%
Stationary and supplies	114	107	111	6.5%	2.7%
Regulatory fees	669	690	851	-3.0%	-21.4%
Audit and tax costs	143	142	182	0.7%	-21.4%
Amortization of core deposit intangible	128	128	262	0.0%	-51.1%
Director fees	132	128	80	3.1%	65.0%
Communication	99	79	76	25.3%	30.3%
Loan department	943	308	1,844	206.2%	-48.9%
Other	778	731	790	6.4%	-1.5%
Total non interest expense	9,874	8,828	10,251	11.8%	-3.7%
Loss before provision for income taxes	(925)	(10,175)	(9,149)	90.9%	89.9%
Income tax expense / (benefit)	9,978	(4,340)	(3,907)	329.9%	355.4%
Net loss	(10,903)	(5,835)	(5,242)	-86.9%	-108.0%
Dividends and accretion on preferred stock	357	3,809	352	-90.6%	1.4%
Net loss applicable to common shareholders	$ (11,260)	$ (9,644)	$ (5,594)	-16.8%	-101.3%

Average Shares Outstanding
Basic	25,004,479	11,250,989	7,699,377
Diluted	25,004,479	11,250,989	7,699,377
Loss Per Common Share
Basic	$ (0.45)	$ (0.86)	$ (0.73)
Diluted	$ (0.45)	$ (0.86)	$ (0.73)

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)		Percentage Change Vs.
	For the Nine Months Ended,
(dollar amounts in thousands except per share data)	9/30/2010	9/30/2009	9/30/2009
Interest Income
Interest and fees on loans	$ 33,478	$ 33,266	0.64%
Interest on investment securities
Mortgage backed securities	3,886	2,044	90.1%
Obligations of state and political subdivisions	873	641	36.2%
Interest on time deposits with other banks	1	3	-66.7%
Interest on due from Federal Reserve Bank	72	--	100.0%
Interest on federal funds sold	3	38	-92.1%
Interest on other securities	19	33	-42.4%
Total interest income	38,332	36,025	6.4%
Interest Expense
Interest on savings, NOW and money market deposits	2,589	2,640	-1.9%
Interest on time deposits in denominations of $100K or more	1,597	1,870	-14.6%
Interest on time deposits under $100K	1,684	1,903	-11.5%
Other borrowings	533	938	-43.2%
Total interest expense	6,403	7,351	-12.9%
Net interest income before provision for loan losses	31,929	28,674	11.4%
Provision for loan losses	25,700	14,566	76.4%
Net interest income after provision for loan losses	6,229	14,108	-55.8%
Non Interest Income
Service charges on deposit accounts	1,820	2,214	-17.8%
ATM/Debit Card transaction/interchange fees	915	723	26.6%
Bancard	137	140	-2.1%
Mortgage origination fees	1,432	910	57.4%
Earnings on bank owned life insurance	437	369	18.4%
Other commissions and fees	360	325	10.8%
Other than temporary impairment losses on investment securities
Total impairment loss on investment securities	(650)	--	-100.0%
Non credit related losses recognized in other comprehensive income	544	--	100.0%
Net impairment losses on investment securities	(106)	--	-100.0%
Gain on extinguishment of debt	1,700	--	100.0%
Gain on sale of investment securities	710	333	113.2%
Gain / (loss) on sale of OREO property	34	(331)	110.3%
Gain on sale of furniture fixtures and equipment	58	--	100.0%
Gain on sale of SBA loans	209	70	198.6%
Total non interest income	7,706	4,753	62.1%
Non Interest Expense
Salaries and employee benefits	13,528	11,517	17.5%
Occupancy	2,840	2,521	12.7%
Equipment	1,131	1,066	6.1%
Promotional	525	517	1.5%
Data processing	1,832	2,049	-10.6%
Stationary and supplies	343	314	9.2%
Regulatory fees	1,971	1,531	28.7%
Audit and tax costs	428	477	-10.3%
Amortization of core deposit intangible	385	787	-51.1%
Director fees	388	243	59.7%
Communication	260	199	30.7%
Loan department	1,675	2,356	-28.9%
Other	2,262	2,113	7.1%
Total non interest expenses	27,568	25,690	7.3%
Loss before provision for income taxes	(13,633)	(6,829)	-99.6%
Income tax expense / (benefit)	4,444	(3,196)	239.0%
Net loss	(18,077)	(3,633)	-397.6%
Dividends and accretion on preferred stock	4,517	613	636.9%
Net loss applicable to common shareholders	$ (22,594)	$ (4,246)	-432.1%

Average Shares Outstanding
Basic	14,719,951	7,694,969
Diluted	14,719,951	7,694,969
Loss Per Common Share
Basic	$ (1.54)	$ (0.56)
Diluted	$ (1.54)	$ (0.56)

	For the Three Months Ended,
AVERAGE BALANCES AND RATES	9/30/2010		6/30/2010		12/31/2009		9/30/2009
(dollars in thousands)	Balance	Yield / Rate	Balance	Yield / Rate	Balance	Yield / Rate	Balance	Yield / Rate
Interest Earning Assets
Investments with other banks	$ 119	1.41%	$ 119	3.37%	$ 119	1.55%	$ 119	3.33%
Interest bearing due from banks	32,708	0.24%	42,234	0.23%	52,478	0.23%	--	0.00%
Federal funds sold	5,500	0.11%	4,203	0.10%	4,490	0.09%	33,895	0.25%
Investment securities - taxable	178,833	3.29%	157,181	3.66%	89,699	4.35%	75,563	4.66%
Investment securities - non taxable	28,080	4.15%	26,181	4.40%	23,042	4.39%	22,653	4.33%
Loans	697,053	6.21%	723,800	6.33%	723,959	6.72%	713,810	5.95%
Total earning assets	942,293	5.35%	953,718	5.54%	893,787	6.01%	846,040	5.56%
Allowance for loan losses	(21,814)		(21,869)		(16,596)		(11,969)
Other assets	88,315		77,766		72,665		71,976
Total assets	$ 1,008,794		$ 1,009,615		$ 949,856		$ 906,047

Interest Bearing Liabilities
Interest bearing demand	$ 66,885	0.27%	$ 72,013	0.31%	$ 72,967	1.10%	$ 67,825	0.92%
Savings	27,701	0.16%	27,231	0.38%	27,087	0.32%	25,619	0.28%
Money market	286,435	0.90%	275,395	1.05%	250,421	1.50%	209,634	1.52%
Time deposits	229,861	1.72%	232,490	1.89%	226,486	2.18%	219,253	2.32%
Brokered money market	954	0.83%	1,000	0.80%	1,696	0.70%	2,826	0.70%
Brokered time deposits	100	0.00%	543	0.74%	15,779	1.23%	23,426	1.46%
Total interest bearing deposits	611,936	1.10%	608,672	1.25%	594,436	1.65%	548,583	1.70%
Federal funds purchased	--	0.00%	--	0.00%	--	0.00%	--	0.00%
Other secured borrowing	--	0.00%	829	5.32%	--	0.00%	--	0.00%
Federal Home Loan Bank borrowings	63,370	0.73%	65,000	0.62%	65,000	0.59%	65,000	0.63%
Federal reserve bank borrowings	--	0.00%	--	0.00%	54	0.50%	--	0.00%
Junior subordinated debentures	8,248	2.26%	12,100	0.86%	13,403	3.88%	13,403	4.08%
Total borrowed funds	71,618	0.90%	77,929	0.71%	78,457	1.15%	78,403	1.22%
Total interest bearing liabilities	683,554	1.08%	686,601	1.19%	672,893	1.59%	626,986	1.64%
Non interest bearing demand	180,284		179,648		180,270		178,293
Total funding	863,838	0.86%	866,249	0.94%	853,163	1.25%	805,279	1.28%
Other liabilities	10,602		8,506		7,914		8,490
Total liabilities	874,440		874,755		861,077		813,769
Total shareholders' equity	134,354		134,860		88,779		92,278
Total liabilities and shareholders' equity	$ 1,008,794		$ 1,009,615		$ 949,856		$ 906,047

Net interest margin		4.56%		4.69%		4.81%		4.34%
	For the Nine Months Ended,
AVERAGE BALANCES AND RATES	9/30/2010		9/30/2009
(dollars in thousands)	Balance	Yield / Rate	Balance	Yield / Rate
Interest Earning Assets
Investments with other banks	$ 119	1.12%	$ 119	3.37%
Interest bearing due from banks	41,216	0.23%	--	0.00%
Federal funds sold	4,070	0.10%	22,596	0.22%
Investment securities - taxable	149,588	3.57%	59,614	4.66%
Investment securities - non taxable	22,956	4.60%	19,763	4.34%
Loans	717,571	6.24%	705,187	6.31%
Total earning assets	935,520	5.48%	807,279	5.97%
Allowance for loan losses	(20,362)		(10,909)
Other assets	79,515		70,288
Total assets	$ 994,673		$ 866,658

Interest Bearing Liabilities
Interest bearing demand	$ 72,987	0.58%	$ 64,524	0.72%
Savings	27,659	0.27%	23,849	0.21%
Money market	276,969	1.07%	186,921	1.51%
Time deposits	229,917	1.89%	182,771	2.49%
Brokered money market	985	0.68%	25,387	0.72%
Brokered time deposits	2,548	1.84%	29,886	1.67%
Total interest bearing deposits	611,065	1.28%	513,338	1.67%
Federal funds purchased	--	0.00%	251	1.07%
Securities sold under agreement to repurchase	--	0.00%	870	0.15%
Other secured borrowing	595	4.94%	--	0.00%
Federal Home Loan Bank borrowings	64,451	0.64%	80,982	0.81%
Junior subordinated debentures	11,231	2.42%	13,403	4.42%
Total borrowed funds	76,277	0.93%	95,506	1.31%
Total interest bearing liabilities	687,342	1.25%	608,844	1.61%
Non interest bearing demand	176,401		162,830
Total funding	863,743	0.99%	771,674	1.27%
Other liabilities	9,265		8,650
Total liabilities	873,008		780,324
Total shareholders' equity	121,665		86,334
Total liabilities and shareholders' equity	$ 994,673		$ 866,658

Net interest margin		4.56%		4.75%

Additional Financial Information
(dollar amounts in thousands)	For the Quarters Ended				Percentage Change Vs.
LOANS	9/30/2010	6/30/2010	12/31/2009	9/30/2009	6/30/2010	12/31/2009	9/30/2009
Real Estate Secured
Multi-family residential	$ 20,475	$ 18,911	$ 20,631	$ 17,323	8.3%	-0.8%	18.2%
Residential 1 to 4 family	23,358	29,476	25,483	24,580	-20.8%	-8.3%	-5.0%
Home equity lines of credit	30,627	30,541	29,780	29,189	0.3%	2.8%	4.9%
Commercial	343,753	351,598	337,940	317,811	-2.2%	1.7%	8.2%
Farmland	15,364	13,032	13,079	9,842	17.9%	17.5%	56.1%
Commercial
Commercial and industrial	139,672	144,928	157,270	166,618	-3.6%	-11.2%	-16.2%
Agriculture	14,746	16,071	17,698	14,819	-8.2%	-16.7%	-0.5%
Other	194	246	238	368	-21.1%	-18.5%	-47.3%
Construction
Single family residential	8,972	9,501	15,538	14,669	-5.6%	-42.3%	-38.8%
Single family residential - Spec.	2,789	2,750	3,400	5,757	1.4%	-18.0%	-51.6%
Tract	--	--	2,215	2,215	--	-100.0%	-100.0%
Multi-family	1,870	1,883	2,300	5,575	-0.7%	-18.7%	-66.5%
Hospitality	--	--	14,306	14,252	--	-100.0%	-100.0%
Commercial	32,307	31,398	27,128	22,997	2.9%	19.1%	40.5%
Land	32,167	39,356	52,793	54,619	-18.3%	-39.1%	-41.1%
Installment loans to individuals	7,129	7,232	8,327	8,863	-1.4%	-14.4%	-19.6%
All other loans (including overdrafts)	459	253	553	370	81.4%	-17.0%	24.2%
Total gross loans	$ 673,882	$ 697,176	$ 728,679	$ 709,867	-3.3%	-7.5%	-5.1%
Deferred loan fees	1,605	1,698	1,825	1,635	-5.5%	-12.1%	-1.8%
Allowance for loan losses	21,571	22,134	14,372	15,873	-2.5%	50.1%	35.9%
Net loans	$ 650,706	$ 673,344	$ 712,482	$ 692,359	-3.4%	-8.7%	-6.0%
Loans held for sale	$ 12,374	$ 9,429	$ 9,487	$ 7,778	31.2%	30.4%	59.1%

	For the Quarters Ended				Percentage Change Vs.
ALLOWANCE FOR LOAN LOSSES	9/30/2010	6/30/2010	12/31/2009	9/30/2009	6/30/2010	12/31/2009	9/30/2009
Balance, beginning of period	$ 22,134	$ 18,559	$ 15,873	$ 11,106	19.3%	39.4%	99.3%
Provision expense	4,400	16,100	9,500	9,756	-72.7%	-53.7%	-54.9%
Loans charged off
Residential 1 to 4 family	316	282	254	304	12.1%	24.4%	3.9%
Home equity line of credit	1	--	--	--	100.0%	100.0%	100.0%
Commercial real estate	523	2,583	298	41	-79.8%	75.5%	1175.6%
Farmland	--	235	--	--	-100.0%	0.0%	0.0%
Commercial and industrial	2,530	7,869	4,088	503	-67.8%	-38.1%	403.0%
Agriculture	44	1,209	315	1,909	-96.4%	-86.0%	-97.7%
Construction	21	525	--	397	-96.0%	100.0%	-94.7%
Land	1,673	956	6,094	1,801	75.0%	-72.5%	-7.1%
Other	25	9	20	42	177.8%	25.0%	-40.5%
Total charge offs	5,133	13,668	11,069	4,997	-62.4%	-53.6%	2.7%
Recoveries of loans previously charged off	170	1,143	68	8	-85.1%	150.0%	2025.0%
Balance, end of period	$ 21,571	$ 22,134	$ 14,372	$ 15,873	-2.5%	50.1%	35.9%

Net charge-offs	$ 4,963	$ 12,525	$ 11,001	$ 4,989	-60.4%	-54.9%	-0.5%

	For the Quarters Ended				Percentage Change Vs.
NON-PERFORMING ASSETS	9/30/2010	6/30/2010	12/31/2009	9/30/2009	6/30/2010	12/31/2009	9/30/2009
Loans on non-accrual status
Residential 1-4 family	$ 748	$ 1,310	$ 1,147	$ 1,272	-42.9%	-34.8%	-41.2%
Home equity lines of credit	320	320	320	320	0.0%	0.0%	0.0%
Commercial real estate	13,245	14,160	11,035	5,747	-6.5%	20.0%	130.5%
Farmland	2,712	2,936	--	--	-7.6%	100.0%	100.0%
Commercial and industrial	3,694	4,610	8,429	5,958	-19.9%	-56.2%	-38.0%
Agriculture	731	706	3,172	3,214	3.5%	-77.0%	-77.3%
Construction	2,798	2,454	3,838	3,838	14.0%	-27.1%	-27.1%
Land	2,244	8,284	10,182	18,993	-72.9%	-78.0%	-88.2%
Installment	284	286	47	51	-0.7%	504.3%	456.9%
Total non-accruing loans	$ 26,776	$ 35,066	$ 38,170	$ 39,393	-23.6%	-29.9%	-32.0%
Loans more than 90 days delinquent, still accruing	52	--	151	445	100.0%	-65.6%	-88.3%
Total non-performing loans	26,828	35,066	38,321	39,838	-23.5%	-30.0%	-32.7%
Other real estate owned (OREO)	9,031	4,953	946	2,607	82.3%	854.7%	246.4%
Total non-performing assets	$ 35,859	$ 40,019	$ 39,267	$ 42,445	-10.4%	-8.7%	-15.5%

	For the Quarters Ended				Percentage Change Vs.
DEPOSITS	9/30/2010	6/30/2010	12/31/2009	9/30/2009	6/30/2010	12/31/2009	9/30/2009
Non interest bearing demand	$ 176,419	$ 182,846	$ 174,635	$ 181,670	-3.5%	1.0%	-2.9%
Interest bearing demand	62,848	68,295	77,765	70,092	-8.0%	-19.2%	-10.3%
Regular savings	27,630	26,844	27,166	26,088	2.9%	1.7%	5.9%
Money market funds	292,852	284,118	259,671	231,005	3.1%	12.8%	26.8%
Brokered money market funds	750	1,000	1,000	2,001	-25.0%	-25.0%	-62.5%
Total interest-bearing transaction & savings accounts	384,080	380,257	365,602	329,186	1.0%	5.1%	16.7%
Time deposits	235,025	232,630	224,998	227,670	1.0%	4.5%	3.2%
Brokered time deposits	100	100	10,230	15,003	0.0%	-99.0%	-99.3%
Total deposits	$ 795,624	$ 795,833	$ 775,465	$ 753,529	0.0%	2.6%	5.6%

	For the Three Months Ended,				For the Nine Months Ended,
PROFITABILITY / PERFORMANCE RATIOS	9/30/2010	6/30/2010	12/31/2009	9/30/2009	9/30/2010	9/30/2009
Operating efficiency (1)	77.90%	68.86%	70.84%	95.12%	74.45%	77.02%
Return on average equity	-32.20%	-17.35%	-15.27%	-22.54%	-19.87%	-5.63%
Return on average common equity	-40.70%	-55.46%	-22.05%	-30.41%	-37.34%	-7.82%
Return on average tangible equity	-44.88%	-28.12%	-18.08%	-25.93%	-35.86%	-6.59%
Return on average tangible common equity	-46.35%	-68.77%	-27.70%	-36.44%	-44.82%	-9.46%
Return on average assets	-4.29%	-2.32%	-1.43%	-2.30%	-2.43%	-0.56%
Non interest income to average assets	0.99%	1.44%	0.60%	0.70%	1.04%	0.73%
Non interest expense to average assets	3.88%	3.51%	3.69%	4.49%	3.71%	3.96%
Net interest income to average assets	4.26%	4.43%	4.53%	4.06%	4.29%	4.42%
Non interest income to total net revenue	18.78%	24.49%	11.77%	12.79%	19.44%	12.45%
Yield on interest earnings assets	5.35%	5.54%	6.01%	5.56%	5.48%	5.97%
Cost of interest bearing liabilities	1.10%	1.25%	1.65%	1.70%	1.28%	1.67%
Cost of funds	0.86%	0.94%	1.25%	1.28%	0.99%	1.27%
Net interest margin	4.56%	4.69%	4.81%	4.34%	4.56%	4.75%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	3.98%	5.03%	5.26%	5.61%
Non-performing loans to ALLL	124.37%	158.43%	266.64%	250.98%
Non-performing loans to total assets	2.71%	3.47%	4.05%	4.30%
Non-performing loans to primary capital	21.89%	26.30%	45.76%	45.38%
Non-performing assets to total assets	3.62%	3.96%	4.15%	4.58%
Allowance for loan losses to total gross loans	3.20%	3.17%	1.97%	2.24%
Net charge-offs to average loans	0.71%	1.73%	1.52%	0.70%	2.58%	1.29%

CAPITAL RATIOS

Company
Leverage ratio	11.48%	11.82%	8.24%	9.30%
Tier I Risk-Based Capital Ratio	15.41%	15.31%	9.59%	10.52%
Total Risk-Based Capital Ratio	16.68%	16.58%	10.85%	11.78%

Bank
Leverage ratio	10.95%	11.26%	7.74%	8.76%
Tier I Risk-Based Capital Ratio	14.64%	14.55%	8.97%	9.86%
Total Risk-Based Capital Ratio	15.91%	15.82%	10.23%	11.12%

(1) The efficiency ratio is defined as total non-interest expense as a percent of the combined net interest income and non-interest income, exclusive of gains and losses on the sale of investment securities, other real estate owned, SBA loans, and OTTI impairment losses.

CONTACT:  Heritage Oaks Bancorp
          Lawrence P. Ward, CEO
          805-369-5200